UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 5)*

AFFYMAX, INC.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
00826A 10 9
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures II-QP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM Asset Management Investors 2001 LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures Strategic Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM Asset Management II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM Asset Management II LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS MPM BioVentures III LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS Ansbert Gadicke

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS Luke Evnin

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS Nicholas Galakatos

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS Michael Steinmetz

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

CUSIP No.	00826A 10 9

1	NAMES OF REPORTING PERSONS Kurt Wheeler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IN

Item 1.
(a)	Name of Issuer
Affymax, Inc.
(b)	Address of Issuer’s Principal Executive Offices
4001 Miranda Avenue
Palo Alto, CA 94304

Item 2.
(a)	Name of Person Filing
MPM BioVentures II, LP
MPM BioVentures II-QP, L.P.
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG
MPM Asset Management Investors 2001 LLC
MPM BioVentures Strategic Fund, L.P.
MPM Asset Management II, L.P.
MPM Asset Management II LLC
MPM BioVentures III GP, L.P.
MPM BioVentures III LLC
Ansbert Gadicke
Luke Evnin
Nicholas Galakatos
Michael Steinmetz
Kurt Wheeler
(b)	Address of Principal Business Office or, if none, Residence
c/o MPM Capital L.P.
The John Hancock Tower
200 Clarendon Street, 54th Floor
Boston, MA 02116
(c)	Citizenship
All entities were organized in Delaware except MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG, which was organized in Germany. The individuals are all United States citizens.
(d)	Title of Class of Securities
Common Stock
(e)	CUSIP Number
00826A 10 9

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership
(a)	Amount Beneficially Owned:

MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund, L.P.	0
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
Percent of Class:

MPM BioVentures II, L.P.	0%
MPM BioVentures II-QP, L.P.	0%
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0%
MPM Asset Management Investors 2001 LLC	0%
MPM BioVentures Strategic Fund, L.P.	0%
MPM Asset Management II, L.P.	0%
MPM Asset Management II LLC	0%
MPM BioVentures III GP, L.P.	0%
MPM BioVentures III LLC	0%
Ansbert Gadicke	0%
Luke B. Evnin	0%
Nicholas Galakatos	0%
Michael Steinmetz	0%
Kurt Wheeler	0%
(b)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund, L.P.	0
MPM Asset Management II, L.P.	0

MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
(ii)	Shared power to vote or to direct the vote

MPM BioVentures II, L.P.	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund L.P.	0
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0
(iii)	Sole power to dispose or to direct the disposition of

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund, L.P.	0
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0

(iv)	Shared power to dispose or to direct the disposition of

MPM BioVentures II, LP	0
MPM BioVentures II-QP, L.P.	0
MPM BioVentures GmbH & Co. Parallel-Beteiligungs KG	0
MPM Asset Management Investors 2001 LLC	0
MPM BioVentures Strategic Fund L.P.	0
MPM Asset Management II, L.P.	0
MPM Asset Management II LLC	0
MPM BioVentures III GP, L.P.	0
MPM BioVentures III LLC	0
Ansbert Gadicke	0
Luke B. Evnin	0
Nicholas Galakatos	0
Michael Steinmetz	0
Kurt Wheeler	0

Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 9, 2011

MPM BIOVENTURES II, L.P.
By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG
By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT II L.P.
By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES STRATEGIC FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES II-QP, L.P.
By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT II LLC

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

/s/ Luke B. Evnin
Luke B. Evnin

/s/ Michael Steinmetz
Michael Steinmetz

/s/ Ansbert Gadicke
Ansbert Gadicke

/s/ Nicholas Galakatos
Nicholas Galakatos

/s/ Kurt Wheeler
Kurt Wheeler

EXHIBITS
A: Joint Filing Agreement

EXHIBIT A
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock of Affymax, Inc. and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.
In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 9th day of February, 2011.

MPM BIOVENTURES II, L.P.
By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG

By:	MPM Asset Management II LP, in its capacity as the Special Limited Partner

By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT II L.P.
By:	MPM Asset Management II LLC, its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES STRATEGIC FUND, L.P.
By:	MPM BioVentures III GP, L.P.,
its General Partner

By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES II-QP, L.P.
By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT INVESTORS 2001 LLC

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM ASSET MANAGEMENT II LLC

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Investment Manager

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC,
its General Partner

By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

MPM BIOVENTURES III LLC
By:	/s/ Luke B. Evnin
	Name:	Luke B. Evnin
	Title:	Series A Member

/s/ Luke B. Evnin
Luke B. Evnin

/s/ Michael Steinmetz
Michael Steinmetz

/s/ Ansbert Gadicke
Ansbert Gadicke

/s/ Nicholas Galakatos
Nicholas Galakatos

/s/ Kurt Wheeler
Kurt Wheeler